MAN-GLENWOOD LEXINGTON TEI, LLC
c/o Man Investments (USA) LLC
123 North Wacker Drive, 28TH Floor
Chicago, Illinois  60606

THIS IS AN IMPORTANT NOTIFICATION OF THE FUND'S REPURCHASE OFFER AND LIQUIDATION.

October 1, 2010

[MEMBER NAME/ADDRESS]

Dear [MEMBER]:

We are writing to inform you of important dates relating to a repurchase offer by Man-Glenwood Lexington TEI, LLC (the “Fund”).  On September 10, 2010, the Board of Managers of the Fund (the “Board of Managers”) approved the liquidation of the Fund and adopted the Plan of Liquidation, Dissolution and Termination (the “Plan”), pursuant to which the Fund will liquidate and dissolve in accordance with the terms and conditions thereof.  The Board of Managers determined that the Fund may not be able immediately to liquidate all of its assets and distribute the proceeds to members of the Fund (the “Members”) because certain of the Fund’s underlying investments are subject to liquidity restrictions.  Accordingly, it is anticipated that certain of these assets may be held for an extended period, in which case the liquidation of the Fund may correspondingly be delayed.  THE FUND IS MAKING THE TENDER OFFER IN ORDER TO PROVIDE MEMBERS WITH AN OPPORTUNITY TO HAVE THEIR UNITS REPURCHASED AS SOON AS PRACTICABLE WITHOUT HAVING TO WAIT FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.  MEMBERS WHO DO NOT PARTICIPATE IN THE OFFER WILL HAVE NO LIQUIDITY UNTIL THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.  ALTHOUGH THE FUND’S INVESTMENT ADVISER INTENDS TO LIQUIDATE THE UNDERLYING INVESTMENTS AS PROMPTLY AS PRACTICABLE, CERTAIN INVESTMENTS MAY NOT BE LIQUIDATED FOR AN EXTENDED PERIOD OF TIME.  AS A RESULT, MEMBERS WHO DO NOT PARTICIPATE IN THE OFFER WILL BE EXPOSED TO THE INVESTMENT RETURN (POSITIVE OR NEGATIVE) OF A POSSIBLY LIMITED PORTFOLIO AND THE PERFORMANCE OF THE FUND MAY BE INCREASINGLY VOLATILE. IN ADDITION, SUCH A LIMITED PORTFOLIO MAY BE MORE DIFFICULT TO ACCURATELY VALUE DUE TO THE ILLIQUIDITY OF UNDERLYING INVESTMENTS.

FOLLOWING THE EXPIRATION OF THE OFFER, THE FUND INTENDS PROMPTLY TO DEREGISTER UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT”), AND TO OPERATE AS A PRIVATE INVESTMENT FUND DURING THE REMAINDER OF THE LIQUIDATION AND DISSOLUTION PROCESS.  ACCORDINGLY, AFTER THAT TIME THE FUND WILL NOT BE SUBJECT TO THE RESTRICTIONS AND REQUIREMENTS OF THE 1940 ACT AND THE RULES THEREUNDER.  ALTHOUGH THE FUND IS OFFERING TO PURCHASE INTERESTS IN AN AMOUNT UP TO THE FULL NET ASSET VALUE OF THE FUND, AS SET OUT IN THE OFFER TO PURCHASE, THE INVESTMENT ADVISER OR AN AFFILIATE DOES NOT INTEND TO TENDER ANY OF ITS INTERESTS, AND THE INVESTMENT ADVISER OR

ONE OR MORE OF ITS AFFILIATES ARE EXPECTED TO REMAIN MEMBERS OF THE FUND UNTIL THE CONCLUSION OF THE LIQUIDATION PROCESS.  AS A RESULT, THE REMAINING MEMBER(S) WILL BE SUBJECT TO ANY GAINS OR ANY LOSSES IN THE FUND’S PORTFOLIO DURING LIQUIDATION.

THE BOARD OF MANAGERS AND THE INVESTMENT MANAGER URGE ALL MEMBERS TO CAREFULLY CONSIDER THE OFFER ON THE BASIS OF THE ABOVE CONSIDERATIONS AND RECOMMEND THAT THEY PARTICIPATE IN THE OFFER IF THEY WOULD LIKE TO LIQUIDATE THEIR INVESTMENT IN THE FUND AT THE PRESENT TIME AND DO NOT WISH TO WAIT AN INDETERMINATE AMOUNT OF TIME FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.

The tender offer period will begin on October 1, 2010 and end at 5:00 p.m., Central Time, on November 30, 2010.  The purpose of the repurchase offer is to provide liquidity to Members, in advance of the Fund’s dissolution.  As the Fund expects this to be the final repurchase offer prior to the Fund’s liquidation and dissolution, Members may only tender all or none of their Units.

To tender your Units for purchase by the Fund, please complete and return the enclosed Letter of Transmittal by mail or by fax so that it arrives no later than November 30, 2010.

MEMBERS WHO DO NOT TENDER WILL HAVE NO LIQUIDITY UNTIL THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.

All tenders of Units must be received by the Fund, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by November 30, 2010.

If you have any questions, please consult your financial intermediary, refer to the attached offer document, which contains additional important information about the repurchase offer, or call (888) 626-6601.

Sincerely,

John Rowsell
President, Man-Glenwood Lexington TEI, LLC